Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form F-4 of Kingsway Financial Services Inc. of our auditors’ reports dated February 10, 2004 on the consolidated balance sheets of Kingsway Financial Services Inc. as at December 31, 2003 and 2002, and the consolidated statements of operations, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the annual report on Form 40-F of Kingsway Financial Services Inc., and on the related consolidated financial statement schedules which report is included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

KPMG LLP

Toronto, Canada

May 26, 2004